Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of July 30, 2007 (the “Effective Date”), by and between Rubicon Technology, Inc., a Delaware corporation (the “Company”), and William F. Weissman, a resident of the State of Illinois (the “CFO”).

PRELIMINARY STATEMENTS

The Company is in the business of providing material science solutions of sapphire and other advanced technology materials for the Opto-electrics Semiconductor Fabrication, Optical and Laser and Telecommunications Marketplaces (“Company’s Business”); provided, however, the term shall be deemed amended to reflect any actual change in the Company’s Business after the date hereof but prior to the day following the date on which CFO shall cease to be employed by the Company (as reflected in the minutes of the Board of Directors of the Company prior to the Termination Date (as defined below) or the Resignation Date (as defined below), as applicable).

The CFO has been employed on a part-time basis for approximately two (2) months prior to the date hereof and will be employed by the Company and, as a result of such employment, has and will become acquainted with the affairs of the Company and its personnel, services, products, and business practices and relationships and other Confidential Information (as defined in Section 5 below). This Agreement is entered into for, among other things, the protection of the Company’s business relationships, goodwill and going business value and the prevention of the unauthorized use or disclosure of any Confidential Information by the CFO.

AGREEMENT

In consideration of the premises and the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Employment and Duties.

(a) Employment Duties. Throughout the Employment Term (as defined in Section 2 below), the CFO shall serve as Chief Financial Officer of the Company, and shall report to the Chief Executive Officer (“CEO”). Throughout the Employment Term, the CFO shall: (i) devote his working hours, on a full-time basis, to his duties and responsibilities to the Company; (ii) faithfully and loyally serve the Company; (iii) comply in all material respects with all lawful directions and instructions given to him by the CEO and the Board of Directors of the Company (the “Board”); and (iv) use his best efforts to promote and serve the interests of the Company. The CFO shall comply in all material respects with all applicable laws, rules and regulations relating to the performance of the CFO’s duties and responsibilities hereunder.

(b) Exclusive Employment. Throughout the Employment Term, the CFO shall not render his services, directly or indirectly, to any person or entity other than the

Company without the prior consent of the Board, which may be withheld or granted by the Board in its sole discretion. The CFO shall not engage in any activity which would materially interfere with the faithful and timely performance of his duties under this Agreement; provided, however, the CFO may, subject to the prior consent of the Board, which shall not be unreasonably withheld, serve as a director of any other company, so long as such service does not unreasonably and materially interfere with the timely performance of the CFO’s duties under this Agreement.

Section 2. Employment Term. The CFO’s employment with the Company, pursuant to this Agreement, shall commence on July 30, 2007 and shall continue thereafter until June 30, 2008 (the “Initial Term”), unless otherwise terminated as provided herein. The Initial Term shall be automatically extended on a year-to-year basis thereafter (a “Renewal Term”), unless a notice of non-renewal is given in writing by either party to the other party not less than sixty (60) days prior to the end of the Initial Term or any Renewal Term, as applicable. The CFO’s employment by the Company shall be subject to termination at any time during or at the end of the Initial Term or any Renewal Term as provided in Section 4. As used herein, “Employment Term” shall mean the actual period of time during which the CFO is employed by the Company under the terms and conditions of this Agreement.

Section 3. Compensation and Other Benefits. During the Employment Term, the Company shall pay and provide the following compensation and other benefits to the CFO as full compensation for all services rendered by the CFO to the Company:

(a) Annual Salary. In exchange for the CFO’s performance under the terms of this Agreement, the annual salary shall be Two Hundred Thousand Dollars ($200,000) (the “Annual Salary”). The Annual Salary shall be paid in accordance with the then-prevailing payroll practices of the Company, less applicable taxes, payroll deductions and withholdings required by law. The Company agrees that the Board shall review the Annual Salary on an annual basis and make appropriate adjustments thereto from time to time; provided that the Annual Salary shall not be reduced below $200,000 without the CFO’s consent.

(b) Bonuses. The CFO shall be eligible to receive, at the sole discretion of the Board and the Board-appointed Compensation Committee, an annual discretionary bonus from the Company of 25% of the Annual Salary; provided that, in the discretion of the Company, the bonus may be more or less than such targeted amount. This bonus shall be subject to applicable taxes, payroll deductions and withholdings required by law.

(c) Stock Options. The CFO has previously been granted, under the Rubicon Technology, Inc. 2001 Equity Plan (the “Plan”), a non-qualified option to purchase 200,000 common shares, par value $0.001 per share, of the Company (“Common Shares”) at a purchase price of sixty-five cents ($.65) per share, which shall vest over four (4) years at 25% per year, provided that, upon consummation of the Company’s IPO or a Change of Control, such options shall automatically become fully vested and exercisable, provided, however, that the CFO executes and delivers to the Company a complete release agreement in form and substance reasonably acceptable to the Company. In addition, the CFO is hereby granted, under the Plan, a non-qualified option to purchase 2,474,531 Common Shares at a purchase price per Common Share of sixty-five cents ($.65), which shall vest in four (4) equal amounts on the first day of August of each of the next four (4) calendar years; provided that, if the CFO’s employment is terminated by the Company without Cause (as hereafter defined) or by the CFO for Good Reason (as hereafter defined) these options shall immediately be fully vested. Except as is expressly provided above, each of the options granted to the CFO shall be subject to the Plan and to the terms of the Company’s standard Option Agreement which shall be executed and delivered by the parties promptly upon the execution hereof. All numbers of shares and “per share” amounts in this paragraph are subject to equitable adjustment to reflect any stock splits, combinations or recapitalization affecting the Common Shares, including the Company’s proposed 1 for 13 reverse stock split on the Common Shares.

(d) Management Incentive Plan. The CFO will be entitled to participate in the Company’s Management Incentive Plan (the “Incentive Plan”), but participation shall be subject to all of the terms and conditions of the Incentive Plan applicable to all management of the Company, including all waiting periods, eligibility requirements, exclusions and other similar conditions or limitations. Under the Incentive Plan, the CFO shall be entitled to receive one-half of one percent (.5%) of the Sales Proceeds, as defined therein, which allocation may be increased as provided in the Incentive Plan from time to time.

(e) Employee Benefit Plans. The CFO shall be eligible to participate in all employee benefit plans offered by the Company, but participation shall be subject to all of the terms and conditions of such plans applicable to all such employees, including all waiting periods, eligibility requirements, contributions, exclusions and other similar conditions or limitations.

(f) Vacation Leave. The CFO shall be entitled to twenty-one (21) calendar days of vacation leave per calendar year, prorated for any portion of a calendar year this Agreement is in effect, to be taken at such times as mutually agreed upon by the Board and the CFO. The CFO shall accrue and receive full compensation and benefits during his vacation leave periods. Unused vacation time shall not entitle the CFO to any additional compensation.

(g) Other Expenses. The Company shall reimburse the CFO for all reasonable and ordinary out-of-pocket business expenses incurred by the CFO in the scope of his employment hereunder. The CFO shall submit itemized expense reports in order to obtain reimbursement of expenses and shall submit with such expense reports such records and logs as may be required by the relevant taxing authorities for the substantiation of each such business expense as a deduction on the Company’s income tax returns.

Section 4. Termination of Employment. The CFO’s employment with the Company shall be subject to termination as follows:

(a) Termination for Cause. The Company may immediately terminate the CFO for Cause (as defined below) by giving written notice to the CFO. In the event of a termination for Cause, the CFO shall be entitled to payment of that portion of any of CFO’s Annual Salary that the CFO earned through and including the Termination Date, at the rate of the Annual Salary in effect at that time, and any bonus declared prior to the Termination Date that remains unpaid, subject to any offset or recoupment rights of the Company and any other rights or remedies applicable to any breach of this Agreement by the CFO prior to the Termination Date. Except as provided herein or required by applicable law, the CFO shall not be entitled to any other compensation or benefits. Termination for “Cause” shall mean termination by the Board of the CFO’s employment with the Company, after a good faith determination by the Board at a meeting called and held for that purpose, or in a written consent to resolutions signed by all members of the Board, and after reasonable notice to the CFO, that the CFO:

(i) has willfully engaged in misconduct materially and adversely affecting the Company;

(ii) engaged in theft, fraud, embezzlement or similar behavior;

(iii) has been indicted or convicted of a felony; or

(iv) has willfully continued, after a correction period, to fail to substantially perform the material duties of CFO’s position with the Company (other than failure resulting from incapacity due to physical or mental illness). The correction period shall last not less than ten (10) days after the Company provides CFO with written notice of CFO’s failure to substantially perform CFO’s material duties.

(b) Termination Without Cause. The Company may, in its sole discretion, terminate the CFO without Cause, by providing written notice to the CFO (the “Termination Notice”) at least thirty (30) calendar days prior to the Termination Date. In the event of a termination without Cause, the CFO shall be entitled to: (i) payment of that portion of any CFO’s Annual Salary that the CFO earned through and including the Termination Date, at the rate of the Annual Salary in effect at that time; (ii) any bonus declared prior to the Termination Date that remains unpaid; (iii) payment of that portion of CFO’s Annual Salary, at the rate of the Annual Salary in effect at that time, commencing on the Termination Date and continuing for the six-month period thereafter; and (iv) accelerated vesting of the Option pursuant to Section 3(c); provided, however, that the CFO executes and delivers to the Company a complete release agreement in form and substance reasonably acceptable to the Company. In addition, the Company shall be obligated to continue any health and welfare benefits provided to the Executive under Section 3(e) throughout the period commencing on the Termination Date and continuing for a six-month period thereafter. Except as provided herein or required by applicable law, the CFO shall not be entitled to any other compensation or benefits. With respect to Section 4(b)(iii) above, such payments shall be paid in accordance with the then-prevailing payroll practices of the Company, less applicable taxes, payroll deductions and withholdings required by law.

(c) Termination Without Cause Post-IPO After Change in Control. In the event that the Company, at any time after an IPO and within one (1) year after a Change in Control, terminates the CFO without Cause (as defined below), the CFO shall be entitled to a lump sum payment within thirty (30) days of termination equal to six (6) months of the CFO’s base pay, less applicable taxes, payroll deductions and withholdings required by law, provided, however, that the CFO executes and delivers to the Company a complete release agreement in form and substance reasonably acceptable to the Company. Notwithstanding the preceding sentence, if the independent accountants acting as auditors for the Company on the date of the Change in Control determine that such single payment, together with other compensation received by the CFO, would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and regulations thereunder, the single payment to the CFO shall be reduced to the maximum amount which may be paid without such payments in the aggregate constituting “excess parachute payments”.

(d) Resignation. The CFO may resign from his employment with the Company at any time by providing written notice to the Company thirty (30) calendar days prior to the Resignation Date. In the event of resignation, the CFO shall be entitled to payment of that portion of the CFO’s Annual Salary that the CFO earned through and including the Resignation Date, at the rate of the Annual Salary in effect at that time, and any bonus declared by the Board prior to the Resignation Date that remains unpaid. Except as provided herein (including, without limitation, in Section 4(d)) or required by applicable law, the CFO shall not be entitled to any other compensation or benefits.

(e) Resignation for Good Reason. Notwithstanding Section 4(c), the CFO may terminate his employment by the Company for Good Reason (as defined below) by providing written notice thereof to the Company (the “Resignation Notice”) at least thirty (30) days prior to the Resignation Date, which notice shall set forth in reasonable detail the nature of the facts and circumstances which constitute Good Reason and Company shall have thirty (30) days after receipt of the Resignation Notice to cure in all material respects the facts and circumstances which constitute Good Reason. In the event of a termination for Good Reason, the CFO shall be entitled to: (i) payment of that portion of the CFO’s Annual Salary that the CFO earned through and including the Resignation Date, at the rate of the Annual Salary in effect at that time; (ii) any bonus declared prior to the Resignation Date that remains unpaid; (iii) payment of that portion of CFO’s Annual Salary, at the rate of the Annual Salary in effect at that time, commencing on the Resignation Date and continuing for the six-month period thereafter; and (iv) accelerated vesting of the Option pursuant to Section 3(c); provided, however, that the CFO executes and delivers to the Company a complete release agreement in form and substance reasonably acceptable to the Company. In addition, the Company shall be obligated to continue any health and welfare benefits provided to the Executive under Section 3(e) throughout the period commencing on the Termination Date and continuing for a six-month period thereafter. Except as provided herein or required by applicable law, the CFO shall not be entitled to any other compensation or benefits. With respect to Section 4(d)(iii) above, such payments shall be paid in accordance with the then-prevailing payroll practices of the Company, less applicable taxes, payroll deductions and withholdings required by law. For purposes of this Agreement, “Good Reason” means the resignation of the CFO’s employment by the Company by the CFO, because of (A) any reduction in the CFO’s Annual Salary then in effect in a manner that is not permitted under Section 3(a) hereof, (B) a substantial diminution in the duties, responsibilities or titles of the CFO, but only if uncured in accordance with the foregoing provisions hereof, or (C) being required by the Board to relocate (for a period longer than six (6) consecutive months) greater than 100 miles from the Chicago, Illinois metropolitan area in order to maintain employment with the Company pursuant to this Agreement.

(f) Death. If the CFO dies, his employment with the Company shall automatically terminate on the date of his death. The CFO’s estate or personal representative shall be entitled to receive that portion of the Annual Salary that the CFO earned through and including the date of the CFO’s death, at the rate of the Annual Salary in effect at that time, and any bonus declared prior to the date of the CFO’s death that remains unpaid. Except as provided herein or required by applicable law, neither the CFO’s estate nor his personal representative shall be entitled to any other compensation or benefits.

(g) Disability. The CFO shall be deemed “Permanently Disabled” when he has suffered any medically determinable physical or mental illness, injury or infirmity that prevents the CFO from performing his responsibilities under this Agreement and which disability has lasted or that the Board in good faith has determined can be expected to last for a continuous period of not less than 120 calendar days. The Board has the discretion to determine whether the CFO is disabled and that determination shall be binding and conclusive on the CFO (and any guardians or representatives for him). If the CFO becomes Permanently Disabled, the Company may terminate the CFO’s employment with the Company as a result of the Permanent Disability by providing written notice to the CFO thirty (30) calendar days prior to the Termination Date, or the CFO may resign from his employment with the Company by providing written notice to the Company thirty (30) calendar days prior to the Resignation Date. If the CFO resigns from employment with the Company as a result of a Permanent Disability or the Company terminates the CFO’s employment as a result of a Permanent Disability, the CFO shall be entitled to receive that portion of the Annual Salary, at the rate in effect when he became Permanently Disabled, that he earned through and including the Termination Date or Resignation Date, as applicable, less any amounts the CFO is entitled to receive under any disability insurance policy maintained by the Company, and any bonus declared prior to the Termination Date or Resignation Date, as applicable, that remains unpaid. Except as provided herein or required by applicable law, the CFO shall not be entitled to any other compensation or benefits.

Section 5. Confidentiality. For purposes of this Section 5, the term “Company” shall include, in addition to the Company, its affiliates, subsidiaries and any of their respective predecessors, successors and assigns.

(a) Confidential Information. As used in this Agreement, “Confidential Information” means any and all confidential, proprietary or other information, whether or not originated by the CFO or the Company, which is in any way related to the past or present Company’s Business and is either designated as confidential or not generally known by or available to the public. Confidential Information includes, but is not limited to (whether or not reduced to writing or designated as confidential) (i) information regarding the Company’s existing and potential customers and vendors; (ii) any contracts (including the existence and contents thereof and parties thereto) to which the Company is a party or is bound; (iii) information regarding products and services being purchased or leased by or provided to the Company; (iv) information received by the Company from third parties under an obligation of confidentiality, restricted disclosure or restricted use; (v) personnel and financial information of the Company; (vi) information with respect to the Company’s products, services, facilities, business methods, systems, trade secrets, technical know-how, and other intellectual property; (vii) marketing and developmental plans and techniques, price and cost data, forecasts and forecast assumptions, and potential strategies of the Company; and (viii) any other information relating to the Company which was obtained by the CFO in connection with his employment by the Company, whether before, on or after the Effective Date.

(b) Non-Disclosure and Non-Use of Confidential Information. The CFO acknowledges that the Confidential Information of the Company is a valuable, unique asset of the Company and the CFO’s unauthorized use or disclosure thereof could cause irreparable harm to the Company for which no remedy at law could be adequate. Accordingly, the CFO agrees that he shall hold all Confidential Information of the Company in strict confidence and solely for the benefit of the Company, and that, except as necessary in the course of CFO’s duties as an employee of the Company, he shall not, directly or indirectly, disclose or use or authorize any third party to disclose or use any Confidential Information. The CFO shall follow all the Company policies and procedures to protect all Confidential Information and take any additional precautions necessary to preserve and protect the use or disclosure of any Confidential Information at all times.

(c) Ownership of Confidential Information. The CFO acknowledges and agrees that all Confidential Information is and shall remain the exclusive property of the Company, whether or not prepared in whole or in part by the CFO and whether or not disclosed to or entrusted to the custody of the CFO. Upon the termination or resignation of his employment by the Company, or at any other time at the request of the Company, the CFO shall promptly deliver to the Company all documents, tapes, disks, or other storage media and any other materials, and all copies thereof in whatever form, in the possession of the CFO pertaining to the Company’s Business, including, but not limited to, any containing Confidential Information.

(d) Public Information. Notwithstanding anything contained in this Agreement to the contrary, information which is generally available or accessible to the public shall be deemed Confidential Information of the Company if such information was retrieved, gathered, assembled or maintained by the Company in such a manner not available to the public or for a purpose beneficial to the Company. From time to time, the Company may, for its own benefit, choose to place certain Confidential Information or records of the Company in the public domain. Notwithstanding anything contained in this Agreement to the contrary, the fact that such Confidential Information may be made available to the public in a limited form and under limited circumstances does not change the confidential and proprietary nature of such information, and does not release the CFO from his duties with respect to such Confidential Information as set forth in this Agreement.

(e) Survival. The CFO’s obligations set forth in this Section 5, and the Company’s rights and remedies with respect hereto, shall indefinitely survive the termination of this Agreement and the CFO’s employment by the Company, regardless of the reason therefor.

Section 6. Restrictive Covenants. For purposes of this Section 6, the term “Company” shall include, in addition to the Company, its affiliates, subsidiaries and any of their respective predecessors, successors and assigns.

(a) Non-Competition. The CFO shall not, during the Restricted Period and within the Restricted Area (each as defined in subsection (c) below), directly or indirectly, perform on behalf of any Competitor (as defined in subsection (c) below) the same or similar services as those that CFO performed for the Company during the CFO’s employment by the Company or otherwise. In addition, the CFO shall not, during the Restricted Period or within the Restricted Area, directly or indirectly engage in, own, manage, operate, join, control, lend money or other assistance to, or participate in or be connected with (as an officer, director, member, manager, partner, shareholder, consultant, employee, agent, or otherwise), any Competitor.

(b) Non-Solicitation. During the Restricted Period, the CFO shall not, directly or indirectly, for himself or on behalf of any Person (as defined in subsection (c) below), (i) solicit or attempt to solicit any Customers (as defined in subsection (c) below) or prospective Customers with whom the CFO had contact at any time during the CFO’s employment by the Company; (ii) divert or attempt to divert any business of the Company to any other Person; (iii) solicit or attempt to solicit for employment, endeavor to entice away from the Company, recruit, hire, or otherwise interfere with the Company’s relationship with, any Person who is employed by or otherwise engaged to perform services for the Company (or was employed or otherwise engaged to perform services for the Company, as of any given time, within the immediately preceding twenty-four (24) month period); (iv) cause or assist, or attempt to cause or assist, any employee or other service provider to leave the Company; or (v) otherwise interfere in any manner with the employment or business relationships of the Company or the business or operations then being conducted by the Company.

(c) Definitions. For purposes of this Section 6, the following definitions have the following meanings:

(i) “Competitor” means any Person that engages in a business that is the same as, or similar to, the Company’s Business.

(ii) “Customer” means any Person which, as of any given date, used or purchased or contracted to use or purchase any services or products from the Company within the immediately preceding twenty-four (24) month period.

(iii) “Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, or any governmental agency, officer, department, commission, board, bureau, or instrumentality thereof.

(iv) “Restricted Area” means, because the market for Company’s Business is global, or has the potential of being global, and is not dependent upon the physical location or presence of the Company, the CFO, or any individual or entity that may be in violation of this Agreement, the broadest geographic region enforceable by law (excluding any location where this type of restriction is prohibited by law) as follows: (A) everywhere in the world that has access to Company’s Business because of the availability of the Internet; (B) everywhere in the world that the CFO has the ability to compete with Company’s Business through the Internet; (C) each state, commonwealth, territory, province and other political subdivision located in North America; (D) each state, commonwealth, territory and other political subdivision of the United States of America; (E) any state in which the CFO has performed any services for the Company; (F) any geographical area in which the Company has performed any services or sold any products; (G) any geographical area in which the Company or any of its subsidiaries have engaged in Company’s Business, which has resulted in aggregate sales revenues of at least $25,000 during any year in the five (5) year period immediately preceding the commencement of the Restricted Period; (H) any state or other jurisdiction where the Company had an office at any time during the CFO’s employment by the Company; (I) within one hundred (100) miles of any location in which the Company had an office at any time during the CFO’s employment by the Company; and (J) within one hundred (100) miles of any location in which the CFO provided services for the Company.

(v) “Restricted Period” means the period of time during the CFO’s employment by the Company plus a period of twelve (12) months from the Termination Date or Resignation Date, as applicable. In the event of a breach of this Agreement by the CFO, the Restricted Period will be extended automatically by the period of the breach.

(d) Survival. The CFO’s obligations set forth in this Section 6, and the Company’s rights and remedies with respect thereto, will remain in full force and effect during the Restricted Period and until full resolution of any dispute related to the performance of the CFO’s obligations during the Restricted Period.

(e) Public Company Exception. The prohibitions contained in this Section 6 do not prohibit the CFO’s ownership of stock which is publicly traded, provided that (1) the investment is passive, (2) the CFO has no other involvement with the company, (3) the CFO’s interest is less than five (5%) percent of the shares of the company, and (4) the CFO makes full disclosure to the Company of the stock at the time that the CFO acquires the shares of stock.

Section 7. Assignment of Inventions. Any and all inventions, improvements, discoveries, designs, works of authorship, concepts or ideas, or expressions thereof, whether or not subject to patents, copyrights, trademarks or service mark protections, and whether or not reduced to practice, that are conceived or developed by the CFO while employed with the Company and which relate to or result from the actual or anticipated business, work, research or investigation of the Company (collectively, “Inventions”), shall be the sole and exclusive property of the Company. The CFO shall do all things reasonably requested by the Company to assign to and vest in the Company the entire right, title and interest to any such Inventions and to obtain full protection therefor. Notwithstanding the foregoing, the provisions of this Agreement do not apply to an Invention for which no equipment, supplies, facility, or Confidential Information of the Company was used and which was developed entirely on the CFO’s own time, unless (a) the Invention relates (i) to Company’s Business, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by the CFO for the Company.

Section 8. Reasonableness; Remedies; Claims.

(a) Reasonableness. The CFO has carefully considered the nature, extent and duration of the restrictions and obligations contained in this Agreement, including, without limitation, the geographical coverage contained in Section 6 and the time periods contained in Section 5 and Section 6, and acknowledges and agrees that such restrictions are fair and reasonable in all respects to protect the legitimate interests of the Company and that these restrictions are designed for the reasonable protection of Company’s Business.

(b) Remedies. The CFO recognizes that any breach of this Agreement shall cause irreparable injury to the Company, inadequately compensable in monetary damages. Accordingly, in addition to any other legal or equitable remedies that may be available to the Company, the CFO agrees that the Company shall be able to seek and obtain injunctive relief in the form of a temporary restraining order, preliminary injunction, or permanent injunction, in each case without notice or bond, against CFO to enforce this Agreement. The Company shall not be required to demonstrate actual injury or damage to obtain injunctive relief from the courts. To the extent that any damages are calculable resulting from the breach of this Agreement, the Company shall also be entitled to recover damages, including, but not limited to, any lost profits of the Company and/or its affiliates or subsidiaries. For purposes of this Agreement, lost profits of the Company shall be deemed to include all gross revenues resulting from any activity of the CFO in violation of this Agreement and all such revenues shall be held in trust for the benefit of the Company. Any recovery of damages by the Company shall be in addition to and not in lieu of the injunctive relief to which the Company is entitled. In no event will a damage recovery be considered a penalty in liquidated damages. In addition, in any action at law or in equity arising out of this Agreement, the prevailing party shall be entitled to recover, in addition to any damages caused by a breach of this Agreement, all costs and expenses, including, but not limited to, reasonable attorneys’ fees, expenses, and court costs incurred by such party in connection with such action or proceeding. Without limiting the Company’s rights under this Section 7(b) or any other remedies of the Company, if a court of competent jurisdiction determines that the CFO breached any of the provisions of Sections 5 or 6, the Company will have the right to cease making any payments or providing any benefits otherwise due to the CFO under the terms and conditions of this Agreement.

(c) Claims by the CFO. The CFO acknowledges and agrees that any claim or cause of action by the CFO against the Company shall not constitute a defense to the enforcement of the restrictions and covenants set forth in this Agreement and shall not be used to prohibit injunctive relief.

Section 9. Nonassignability, Binding Agreement.

(a) By the CFO. The CFO shall not assign, transfer or delegate this Agreement or any right, duty, obligation, or interest under this Agreement without the Company’s prior written consent; provided, however, that nothing shall preclude the CFO from designating beneficiaries to receive compensation or benefits, if any, payable under this Agreement upon his death.

(b) By the Company. The Company shall not assign, transfer or delegate this Agreement or any right, duty, obligation or intent under this Agreement without the CFO’s prior written consent; provided, however, that the Company may assign this Agreement and all of its rights and obligations hereunder to any person who or entity that shall acquire all or substantially all of the assets and properties of the Company in a bona fide sale transaction.

(c) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, any successors or assigns of the Company and the CFO’s heirs and the personal representative(s) or executor(s) of the CFO’s estate.

Section 10. Definitions. The following capitalized terms shall have, throughout this Agreement, the following meanings:

(a) “Change of Control” shall mean the occurrence of (a) any consolidation or merger of the Company pursuant to which the stockholders of the Company immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of the surviving business entity; (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any sale, lease, exchange or other transfer to any company where the company owns, directly or indirectly, 100% of the outstanding voting securities of such company after any such transfer; or (c) direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than 50% of the voting stock of the Company.

(b) “Initial Public Offering” (“IPO”) shall mean the first offering by the Company of its equity securities to the public pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, or under any similar law then in effect.

(c) “Resignation Date” shall mean the date specified in the Resignation Notice, or the actual date the CFO terminates employment with the Company as the result of a resignation as provided in whichever occurs earlier.

(d) “Termination Date” shall mean the actual date the CFO ceases to be employed with the Company as a result of action taken by the Company, and not as a result of CFO’s resignation from employment.

Section 11. Severability. If a court of competent jurisdiction makes a final determination that any term or provision of this Agreement is invalid or unenforceable, and all rights to appeal the determination have been exhausted or the period of time during which any appeal of the determination may be perfected has been exhausted, the remaining terms and provisions shall be unimpaired and the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that most closely approximates the intention of the parties with respect to the invalid or unenforceable term or provision, as evidenced by the remaining valid and enforceable terms and conditions of this Agreement.

Section 12. Amendment. This Agreement may not be modified, amended, or waived in any manner except by a written instrument signed by both parties to this Agreement.

Section 13. Waiver. The waiver by any party of compliance by any other party with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement (whether or not similar), or a continuing waiver or a waiver of any subsequent breach by a party of a provision of this Agreement. Performance by any of the parties of any act not required of it under the terms and conditions of this Agreement shall not constitute a waiver of the limitations on its obligations under this Agreement, and no performance shall estop that party from asserting those limitations as to any further or future performance of its obligations.

Section 14. Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Illinois, without regard to principles of conflict of laws of such State.

Section 15. Notices. All notices required or desired to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered in person and receipted for by the party to whom the notice is directed; mailed by certified or registered United States mail postage prepaid, not later than the day upon which the notice is required to be given pursuant to this Agreement; or delivered by expedited courier, shipping prepaid or mailed to sender, on the next business day, after the date on which it is so sent, and addressed as follows:

If to the Company, to:	Board of Directors
Rubicon Technology, Inc.
9931 Franklin Avenue
Franklin Park, Illinois 60131

If to the CFO, to:	William F. Weissman
26W156 Jerome Ave
Wheaton, IL 60187

Either party may, by giving written notice to the other party, change the address to which notice shall then be sent.

Section 16. Prior Agreements. This Agreement is a complete and total integration of the understanding of the parties related to the CFO’s employment with the Company and supersedes all prior or contemporaneous negotiations, commitments, agreements, writings, and discussions with respect to the subject matter of this Agreement.

Section 17. Headings. The headings of the sections of this Agreement are inserted solely for convenience of reference and shall not be deemed to affect the meaning or interpretation of this Agreement.

Section 18. Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same Agreement.

Section 19. Statutory and Common Law Duties. The duties the CFO owes to the Company under this Agreement shall be deemed to include federal and state statutory and common law obligations of the CFO, and do not in any way supersede or limit any of the obligations or duties the CFO owes to the Company. This Agreement is intended, among other things, to supplement the provisions of the Illinois Uniform Trade Secrets Act, as enacted and amended from time to time.

Section 20. CFO Acknowledgments.

(a) The CFO Has Read the Document. The CFO acknowledges and agrees that he has carefully read this entire Agreement and has been given sufficient opportunity to discuss this Agreement with the Company before signing.

(b) The CFO Has Had an Opportunity to Consult with Others. The CFO acknowledges and agrees that he has been given an adequate opportunity to consult with his lawyer, accountant, tax advisor, spouse and other persons he deems appropriate concerning this Agreement and the terms and conditions hereof.

(c) CFO Has a Copy. The CFO acknowledges and agrees that he has been given a copy of this Agreement.

(d) Signing is Acceptance. By signing, the CFO agrees to accept all of the terms and conditions of this Agreement and understands that the Company is relying upon the CFO’s stated acceptance of such terms and conditions.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

“COMPANY”		“CFO”

RUBICON TECHNOLOGY, INC.

By:	/s/ Raja Parvez	/s/ William F. Weissman
	Raja Parvez, President	William F. Weissman